EXHIBIT 99.1

Contact:

URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Delia Cannan (212) 687-8080

BILL LINGARD NAMED PRESIDENT OF URS CORPORATION

George Nash to Succeed Robert Zaist as Energy & Construction Division President

SAN FRANCISCO, CA – October 1, 2013 – URS Corporation (NYSE: URS) today announced that W.J. (Bill) Lingard, the Company’s Chief Operating Officer, has been named to the additional position of President, effective immediately.  Mr. Lingard will continue to report to Martin M. Koffel, URS’ Chairman and Chief Executive Officer, who previously also held the position of President.

With Mr. Lingard’s appointment as President, each of URS’ four divisions – Federal Services, Infrastructure & Environment, Energy & Construction, and Oil & Gas – will report to him directly.

Mr. Koffel said: “I am pleased to announce Bill’s new appointment as President, which was approved by the URS Board of Directors.  Bill is an exceptional leader, with a proven track record of delivering growth and value for investors, building client relationships and leading a highly successful, multifaceted engineering and construction company.  As a professional engineer and the former President and CEO of a major, public engineering and construction company in Flint Energy Services, Bill is ideally suited for the additional responsibilities he will undertake as URS’ President.  Bill will continue to work closely with the leadership team to achieve the Company’s operational and strategic goals.”

Mr. Lingard said: “I am proud to accept this appointment and look forward to working with URS’ outstanding management team to deliver for clients and investors.  Since being named COO earlier this year, I have gained a deep appreciation of the attractive long-term growth opportunities across URS’ diversified mix of markets and the breadth of talent and expertise we have to capture them.  Our focus remains on achieving operational excellence in everything we do and generating consistent revenue and EPS growth – and exceptionally strong cash flow – for our stockholders.”

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Mr. Lingard was named Chief Operating Officer of URS in May 2013.  He was President and Chief Executive Officer of Flint Energy Services Ltd. from January 2005 until it was acquired by URS in May 2012, and served as President of URS’ Oil & Gas division until he was named COO of URS.  He began his career in 1982 at Halliburton's Otis Engineering division, and spent the next 18 years in a number of increasingly senior positions.  In January 2000, he joined Bonus Well Servicing, a subsidiary of Enserco Energy Service Company Inc., as Vice President, Operations, and became Chief Operating Officer of Enserco in 2000.  Following Enserco’s sale to Nabors in April 2002, he became President of Nabors Drilling Ltd. and Chief Operating Officer of Nabors Canada LP.  Mr. Lingard received a Bachelor of Engineering degree from Memorial University in St. John’s, Newfoundland in 1982.  He is a registered Professional Engineer.

Energy & Construction Division Leadership

URS also announced that effective January 1, 2014, George Nash, currently Chief Operating Officer of the Company’s Energy & Construction division, will become President of the division, succeeding Robert Zaist.  Mr. Zaist will become Vice President, Corporate Initiatives.

Mr. Koffel said: “George is a talented executive with significant industry expertise and leadership skills, and we are pleased that he will be leading our Energy & Construction business beginning next year.  We thank Bob for his exceptional service to URS as President of the division, and we look forward to his continued contributions to the Company in his new role.”

Mr. Nash has approximately 30 years of experience in the energy and power industry and has served in a variety of senior leadership positions during his tenure at URS, including most recently as COO of the Company’s Energy & Construction division and earlier as General Manager of the Power Business Group.  Prior to this position, he served as Executive Vice President of Operations for the Power Sector of URS Energy & Construction, and Executive Vice President of Business Development for the Power Group.  Mr. Nash earned a Bachelor's degree in Mechanical Engineering from Brown University.  He is a Registered Professional Engineer and is on the board of directors of the Nuclear Energy Institute.

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URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world. The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services. URS provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs.  Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

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